EXHIBIT 23.1

[LETTERHEAD OF BKD LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2018, on our audits of the consolidated financial statements of First Mid-Illinois Bancshares, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015, which report appears in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 2, 2018, on our audit of the internal control over financial reporting of First Mid-Illinois Bancshares, Inc. as of December 31, 2017 which report is incorporated by reference in the Annual Report on Form 10-K. We also consent to the references to our firm under the caption "Experts."

Decatur, Illinois
September 28, 2018